Suja Life Appoints Robert B. Engel and Zahir Ibrahim to Board of Directors
Former CoBank CEO and Former CFO of Annie’s, KIND and BARK Join as Independent Directors
OCEANSIDE, Calif., October 20, 2026 -- Suja Life, Inc. (NASDAQ: SUJA) (“Suja Life,” “Suja” or the “Company”), a leading better-for-you beverage company and maker of Suja Organic, Vive Organic and Slice Soda, today announced the appointments of Robert B. Engel and Zahir Ibrahim as independent members of its Board of Directors (the “Board”), effective October 16, 2026. Engel will serve on the Board’s Audit Committee. With these appointments, Suja Life’s Board comprises nine directors, seven of whom are independent.

The appointments add deep financial, accounting and capital markets expertise to the Board as Suja Life continues to build its portfolio of better-for-you beverage brands. Engel, the former President and CEO of CoBank, brings more than 45 years of experience across banking, public accounting and public company board leadership. Ibrahim brings nearly 30 years of financial leadership at public and private consumer companies, including as Chief Financial Officer of Annie’s, KIND and BARK.

“We are pleased to welcome Bob Engel and Zahir Ibrahim to Suja Life’s Board of Directors,” said Bob DeBorde, Chairman of the Board of Suja Life. “Bob Engel brings extensive financial and risk oversight experience as well as deep knowledge of food and agribusiness as a former bank CEO, CPA and public company director. Zahir has served as CFO of leading natural and healthy consumer brands, including Annie’s and KIND, through periods of significant growth. Their perspectives will strengthen our Board as we execute our growth strategy and create long-term value for our shareholders.”

About Robert B. Engel

Engel spent 17 years at CoBank, ACB, first as President and Chief Operating Officer and then as President and Chief Executive Officer, leading the bank’s domestic and global businesses and its merger with U.S. AgBank. Before CoBank, he spent 14 years at HSBC Bank USA in roles of increasing responsibility, ultimately serving as Chief Banking Officer. He began his career in public accounting at Deloitte & Touche and KPMG, rising to Senior Audit Manager, and is a Certified Public Accountant.

Since 2017, Engel has served as Chief Executive Officer and Managing Director of BLT Advisory Services, LLC, an advisory firm he founded that guides companies on business transformation, mergers and acquisitions, governance and leadership development. He is also an independent director of Allient, Inc. (NASDAQ: ALNT), where he serves on the Audit Committee, and Chairman of the Board of Alaska Power & Telephone. He previously served as an independent director of Heartland Financial USA, Inc., then listed on NASDAQ, where he chaired the Risk Committee. Engel is a recipient of the Ellis Island Medal of Honor.

About Zahir Ibrahim

Ibrahim most recently served as Chief Financial Officer of BARK, Inc. (NYSE: BARK). Before BARK, he was Chief Financial Officer and Chief Administrative Officer of Do Good Foods. He previously served as Chief Financial Officer of KIND, where he helped build the infrastructure behind the healthy snack brand’s growth and international expansion and led the company through its sale to Mars in 2020. Before KIND, he was Chief Financial Officer of Annie’s, Inc., then listed on the NYSE, where he led the natural and organic food company through a period of significant growth and its sale to General Mills. Earlier, Ibrahim held several roles at Molson Coors Brewing Company (NYSE: TAP), culminating as Vice President, Controller and Chief Accounting Officer. He trained as a Chartered Accountant with KPMG.

About Suja Life

At Suja Life, we’re changing what beverages bring to the table. We make organic, cold-pressed juices, wellness shots, and better-for-you sodas that deliver real functional benefits, exceptional taste, and high-quality ingredients, because we believe beverages should be as delicious as they are good for you. Our three brands – Suja Organic, Vive Organic, and Slice Soda – reach consumers through thousands of retail doors nationally. We operate a vertically integrated high-pressure processing and cold-pressed beverage facility, processing approximately 1 million pounds of organic produce each week and moving from farm to bottle in as few as eight days. With category-leading brands, a dedication to operational excellence, and a proven innovation engine, Suja Life is positioned at the front of the growing natural healthy beverage space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. These statements may include words such as “anticipate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future performance or other events. For example, statements regarding Mr. Engel’s and Mr. Ibrahim’s expected contributions to the Company are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: the ability of our newly appointed directors to contribute to the Board and its committees as anticipated; our ability to execute our growth strategy; and the other factors set forth in our filings with the U.S. Securities and Exchange Commission.

The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor and Press Contact

Michael Mougias
Investors@Sujalife.com
Press@Sujalife.com

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